February 7, 2003



Mr. Anthony Benedetto
Bank One, N.A.
One First National Plaza
Chicago, IL  60670


Dear Tony:

Pursuant to Section 2.04 under our Second Amended and
Restated Credit Agreement, this letter serves as written notice of Global Industries, Ltd.'s decision to terminate the $48,000,000.00 Revolving B Commitment. The termination is to be effective as of February 13, 2003.


Sincerely,
GLOBAL INDUSTRIES, LTD.



Timothy W. Miciotto
Senior Vice-President/CFO